N E W S R E L E A S E

         APHTON SELLS NOTE FOR $3 MILLION AND SIGNS LETTER OF INTENT TO RESTRUCTURE EXISTING CO-PROMOTION AND MARKETING AGREEMENT WITH AVENTIS

                                December 20, 2002

Miami, FL - Aphton Corporation (Nasdaq: APHT) announced today that it issued and sold a convertible, redeemable, 5-year $3 million interest bearing debenture
(note) to Aventis for proceeds of $3 million.

In addition, Aphton announced the concurrent signing of a Letter of Intent, to restructure Aphton's co-promotion and marketing collaboration with Aventis Pasteur. Consummation of the transactions contemplated by the Letter of Intent will be subject to, among other conditions to be determined by the parties, Aventis's completion of due diligence to its satisfaction , approval of the transaction by Aventis's and Aphton's respective Board of Directors, and negotiation and execution of definitive agreements for the transaction that are mutually agreeable to Aventis and Aphton.

The transactions contemplated by the Letter of Intent would include, in part, the granting of exclusive worldwide rights to Aphton's active immunization targeting gastrin or its receptor(s), including, but not limited to, G17DT, for all oncology indications, and also to monoclonal antibodies under development by Aphton targeting gastrin or its receptor(s), for all oncology indications. Aphton would receive an initial payment under the restructured agreement, and would be entitled to receive milestone payments upon achieving certain goals and royalties on sales. Aventis would be responsible for the cost of all preclinical, clinical development and registration activities.

The note is convertible at Aventis's option under certain conditions into shares of Aphton's common stock at a conversion price substantially equivalent to the market price of the common stock at the time of conversion. Aphton has the right and obligation to redeem the note under certain conditions at any time within the next 5 years.

No further details will be provided until a final agreement, if any, is fully executed.

Aphton Corporation is a biopharmaceutical company in one Phase III and three Phase II clinical trials developing products using its innovative vaccine-like technology for neutralizing hormones that participate in gastrointestinal system and reproductive system cancer and non-cancer diseases worldwide. Aphton has several strategic alliances including strategic alliances with Aventis (NYSE:
AVE) for treating gastrointestinal system and other cancers with G17DT in North America and Europe; and GlaxoSmithKline (NYSE: GSK) for reproductive system cancer and non-cancer diseases worldwide; and others.

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Except for the historical information herein, the matters discussed herein are forward-looking statements that involve a number or risks and uncertainties and are not a guarantee of future performance. Future results may vary significantly based on a number of factors including, but not limited to, intellectual property risks, risks in regulatory and market acceptance of new products and continuing demand for same, the impact of competitive products and pricing, changing economic conditions and other risk factors that are inherent in the drug development process and the company's business including those set forth in Aphton's most recent 10-K and other filings with the Securities and Exchange Commission. It is not possible to predict or identify all such risk factors that could cause actual results to differ from expected or historical results. The company's actual results could differ from these forward-looking statements and the company undertakes no obligation to update publicly any forward-looking statement, except as may be required under applicable securities law.

Contact: Aphton Corporation; Investor Relations, J.L. Whitmore, 305-374-7338.

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